Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED AGREEMENT is made and entered into as of the 23rd day of October, 2007 (the “Effective Date”), by and between Strata Bank, a bank chartered under the laws of Massachusetts with its headquarters located in Medway, Massachusetts (the “Employer”), Service Bancorp, MHC, a corporation chartered under the laws of Massachusetts, and Service Bancorp, Inc., a corporation chartered under the laws of Massachusetts (the “Holding Companies”) and Pamela J. Montpelier (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Employer, and the Executive also serves as President and Chief Executive Officer of the Holding Companies, both of which are parent companies of the Employer;

WHEREAS, in order to retain the Executive in those positions, the Employer, the Holding Companies and the Executive entered into a formal, written Employment Agreement (the “Agreement”) dated September 19, 2001;

WHEREAS, the Executive and the Employer amended the Agreement, effective January 1, 2005, to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the proposed regulations and transition guidance promulgated thereunder; and

WHEREAS, the Executive and the Employer now desire to amend and restate the Agreement, effective January 1, 2005, to comply with final regulations governing the application of Section 409A of the Code.

NOW, THEREFORE, for valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2. Capacity. The Executive currently serves and shall continue to serve during the Term (as defined below) the Employer as President and Chief Executive Officer and Chairman of the Board of Directors of the Employer (the “Board of Directors”). The Executive confirms that she also currently serves and shall continue to serve during the Term both Holding Companies as President and Chief Executive Officer. During the Term, the Executive shall also serve the Employer and the Holding Companies in such other or additional senior executive offices as the Executive may be requested to serve by the Board of Directors or the respective Boards of Directors of the Holding Companies, provided that such additional offices would not result in any condition described in Section 6(d)(i)-(iv) hereof. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer and the Holding Companies as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors or the respective Boards of Directors of the Holding Companies consistent with the terms of this Agreement.

3. Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the “Term”) shall be three (3) years from the Effective Date and shall be extended automatically for periods of one (1) year commencing at the second anniversary of the Effective Date and on each subsequent anniversary thereafter, unless either the Executive or the Employer gives written notice to the other not less than thirty (30) days prior to the date of any such anniversary of such party’s election not to extend the Term. If the Employer gives such notice then, notwithstanding the preceding sentence, the Executive shall be entitled at her option and upon ninety (90) days prior written notice to the Employer to receive Termination Benefits (as defined in Section 6(e)) as if the Executive’s employment were being terminated pursuant to Section 6(c) or 6(d) hereof.

4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall initially pay the Executive a salary (the “Salary”) at the annual rate of One Hundred Sixty Thousand Dollars ($160,000). The Salary shall be reviewed annually by the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”). Based upon such review, the Salary shall be increased by the greater of (i) the average percentage increase for all employees of the Employer generally; or (ii) the amount necessary to maintain the Salary within the range of salaries for Chief Executive Officers of peer banks of the Employer, based upon a salary survey performed by a reputable salary consultant experienced in the community banking industry. The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.

(b) Bonus. The Executive shall be entitled to participate in any incentive programs generally available to senior executives of the Employer that may be established by the Board of Directors or the Compensation Committee with such terms as may be established in the sole discretion of the Board of Directors or Compensation Committee.

(c) Regular Benefits. The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(d) Automobile. The Employer shall provide the Executive with an automobile allowance each month during the Term, or equivalent arrangement satisfactory to the Executive, in an amount sufficient to make an owned or leased vehicle of a class appropriate and customary for chief executive officers of comparable banks available for use by the Executive, and in addition shall be responsible for and pay (directly or by reimbursing the Executive) all associated costs and expenses including, without limitation, insurance premiums, registration fees, taxes, and other costs and expenses associated with operation and maintenance of the vehicle.

(e) Life Insurance. During the Term of this Agreement, the Executive shall be entitled to purchase term life insurance on terms and in an amount of her choice at the Employer’s expense which shall not exceed $1,000 annually.

(f) Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(g) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits in addition to those provided under this Agreement unless otherwise determined by the Board of Directors.

5. Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s and the Holding Companies’ interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Executive from:

(a) investing the Executive’s assets in a manner not prohibited by Section 7(d) and in such form or manner as shall not impair Executive’s performance of her duties and responsibilities under this Agreement; or

(b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6. Termination and Termination Benefits. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a) Termination by the Employer for Cause. The Executive’s employment under this Agreement may be terminated for cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive. Only the following shall constitute “cause” for such termination:

(i) dishonest statements or acts of the Executive concerning material matters relating to the Employer or any affiliate of the Employer; including, but not limited to, the Holding Companies;

(ii) the commission by or indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(iii) failure to perform to the reasonable satisfaction of the Board of Directors a substantial portion of the Executive’s duties and responsibilities assigned or delegated under this Agreement, which failure continues, in the reasonable judgment of the Board of Directors, after written notice given to the Executive by the Board of Directors;

(iv) gross negligence, willful misconduct or insubordination of the Executive with respect to the Employer or any affiliate of the Employer, including, but not limited to, the Holding Companies; or

(v) material breach by the Executive of any of the Executive’s obligations under this Agreement.

(b) Termination by the Executive. The Executive’s employment under this Agreement may be terminated by the Executive by written notice to the Board of Directors at least sixty (60) days prior to such termination.

(c) Termination by the Employer Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(e), the Executive’s employment under this Agreement may be terminated by the Employer without cause upon written notice to the Executive by a vote of the Board of Directors.

(d) Termination by the Executive for Good Reason. The Executive’s employment under this Agreement may be terminated by the Executive for a “good reason.” For purposes of this Section 6(d), the Executive shall be deemed to have a “good reason” to voluntarily terminate her employment with the Employer if one of the following conditions occurs without the Executive’s consent, the Executive notifies the Employer in writing of the occurrence of one of these conditions within thirty (30) days of its onset, and the Employer fails to remedy the condition within thirty (30) days after its receipt of such written notice from the Executive, and the Executive notifies the Employer in writing of the Executive’s resignation for failure to cure a good reason within ten (10) days after such thirty (30) day cure period. Good reason shall mean:

(i) a reduction in the Executive’s Salary (other than in connection with a salary reduction applicable to senior executives of the Employer generally); or

(ii) the Employer’s material breach of this Agreement; or

(iii) the relocation of the offices at which the Executive is principally employed as of the Change of Control to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive; or

(iv) a material and adverse change in the Executive’s position, responsibilities or duties.

(e) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive’s employment with the Employer pursuant to Section 6(c) or 6(d) above, or in the event the Agreement is not extended by action of the Employer as provided in Section 3 (and subject to the notice requirements set forth in Section 3), the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”):

(i) continuation of the Executive’s Salary at the rate then in effect pursuant to Section 4(a); and

(ii) continuation of group health plan benefits to the extent authorized by and consistent with 26 U.S.C. s. 4980B (commonly known as “COBRA”), with the cost of the regular premium for such benefits paid in full by the Employer, to the extent that such group health plan coverage continuation constitutes an arrangement excluded from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The Termination Benefits set forth in subsection (i) above shall continue for a period of two years from the date of the Executive’s termination; provided that in the event that the Executive commences any employment or self-employment in violation of Section 7(d) during the period during which the Executive is entitled to receive Termination Benefits (the “Termination Benefits Period”), the remaining amount of Salary due pursuant to Section 6(e)(i) for the period from the commencement of such employment or self-employment to the end of the Termination Benefits Period shall be forfeited and the payments provided under Section 6(e)(ii) shall cease effective as of the date of commencement of such employment or self-employment. The Employer’s liability for Salary continuation pursuant to Section 6(e)(i) shall be reduced by the amount of any severance pay due or otherwise paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer.

Notwithstanding the foregoing, if, as of the date of the Executive’s termination, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and the Termination Benefits set forth in subsection (i) above are treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code, the aggregate amount of the first seven months of Termination Benefits set forth in subsection (i) shall be payable to the Executive pursuant to this Section 6(e) beginning on the first day of the seventh month following the date of termination of the Executive’s employment with the Employer; provided that if the Executive is involuntarily terminated within the meaning of Section 1.409A-1(n) of the Treasury Regulations, or if the Executive’s voluntary termination for good reason is treated as an involuntary termination within the meaning of Section 1.409A-1(n) of the Treasury Regulations, (x) she shall be entitled to receive the Termination Benefits set forth in subsection (i), regardless of her status as a “specified employee,” to the extent the total amount of any payments does not exceed two times the lesser of (A) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Employer and the Holding Companies for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not been terminated), or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated, and (y) any portion of the Termination Benefits set forth in subsection (i) that is in excess of the amount described in subsection (x) shall be paid to the Executive commencing on the first day of the seventh month following the date of termination of the Executive’s employment with the Employer.

Nothing in this Section 6(e) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to continuation of benefits under Section 6(e)(ii) ceases. The Executive shall be obligated to give prompt notice of the date of commencement of any employment or self-employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which the Executive engages during the Termination Benefits Period.

(f) Conditions of Eligibility for Certain Payments. Notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to any Termination Benefit under this Agreement unless the Executive first (i) enters into a valid and irrevocable release of all claims against the Employer and any affiliate of the Employer, in a form then reasonably acceptable to the Employer and (ii) resigns from any and all positions, including, without implication of limitation, as a director, and officer, that the Executive then holds with the Employer and any affiliate of the Employer, provided however that the Executive shall not be obligated to enter into the release referred to in (e) above in the event that the Executive is not provided with a release by the Employer with respect to claims as to which the Employer has actual knowledge.

(g) Disability. If the Executive shall be Disabled, as defined in this Section 6(g) below, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the

Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the remainder of the Term. If any question shall arise as to whether during any period the Executive is Disabled, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive. Nothing in this Section 6(f) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. For purposes of this Section 6(g), “Disabled” shall mean that the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

(h) Termination Pursuant to a Change of Control. If there is a Change of Control, as defined in Section 6(h)(i) below, during the Term, the provisions of this Section 6(h) shall apply and shall continue to apply throughout the remainder of the term of this Agreement. If, (1) within eleven (11) months following a Change of Control, the Executive’s employment is terminated by the Employer or the Executive following the occurrence of any of the events listed in Section 6(h)(ii) below or if the Executive’s employment is terminated without cause (in accordance with Section 6(c) above); or (2) during the twelfth (12th) month following the Change of Control the Executive chooses to resign from her employment, for any reason, in lieu of any payment under Section 6(e) above, the Employer shall pay to the Executive (or the Executive’s estate, if applicable) a lump sum amount equal to 2.99 times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code; provided that if the Executive is then a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and the payment is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code, the lump sum amount shall be payable to the Executive on the first day of the seventh month following the date such amount would otherwise be payable to the Executive pursuant to this Section 6(h); provided further that provided that if the Executive is involuntarily terminated within the meaning of Section 1.409A-1(n) of the Treasury Regulations, or if the Executive’s voluntary termination for good reason is treated as an involuntary termination within the meaning of Section 1.409A-1(n) of the Treasury Regulations, (x) she shall be entitled to receive the benefits set forth in this Section 6(h), regardless of her status as a “specified employee,” to the extent the total amount of any payments does not exceed two times the lesser of (A) the sum of the Executive’s annualized compensation based on the annual rate of pay for services provided to the Employer and the Holding Companies for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if the Executive’s employment had not been terminated), or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated, and (y) any portion of the benefits set forth in this Section 6(h) that is in excess of the amount described in subsection (x) shall be paid to the Executive commencing on the first day of the seventh month following the date of termination of the Executive’s employment with the Employer.

(i) Change of Control shall mean the occurrence of one or more of the following events:

(A) following any conversion of Service Bancorp, MHC from mutual to stock form, any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than Service Bancorp, MHC, any trustee or other fiduciary holding securities under an employee benefit plan of the Employer, or any corporation owned, directly or indirectly, by the stockholders of the Employer, in substantially the same proportions as their ownership of stock of Service Bancorp, MHC), directly or indirectly, of securities of Service Bancorp, MHC, representing fifty percent (50%) or more of the combined voting power of any of Service Bancorp, MHC’s then outstanding securities; or

(B) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than Service Bancorp, MHC, Service Bancorp, Inc., any trustee or other fiduciary holding securities under an employee benefit plan of Service Bancorp, Inc. or the Employer, or any corporation owned, directly or indirectly, by the stockholders of Service Bancorp, Inc., in substantially the same proportions as their ownership of stock of Service Bancorp, Inc.), directly or indirectly, of securities of Service Bancorp, Inc. representing fifty percent (50%) or more of the combined voting power of Service Bancorp, Inc.’s then outstanding securities; or

(C) persons who, as of the Effective Date, constituted the Employer’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Employer subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 6(h), be considered a member of the Incumbent Board; or

(D) the stockholders of the Employer approve a merger or consolidation of the Employer with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Employer (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities; or

(E) the stockholders of Service Bancorp, Inc. approve a merger or consolidation of Service Bancorp, Inc. with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of Service Bancorp, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Service Bancorp, Inc. or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of Service Bancorp, Inc. (or similar transaction) in which no “person” (as hereinabove defined) other than Service Bancorp, MHC acquires more than fifty percent (50%) of the combined voting power of Service Bancorp, Inc.’s then outstanding securities; or

(F) following any conversion of Service Bancorp, MHC from mutual to stock form, the stockholders of Service Bancorp, MHC approve a merger or consolidation of Service Bancorp, MHC with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of Service Bancorp, MHC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Service Bancorp, MHC or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of Service Bancorp, MHC (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities; or

(G) the stockholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets.

(ii) The events referred to in Section 6(h) above shall be as follows:

(A) a reduction of the Executive’s salary other than a reduction that (1) is based on the Employer’s financial performance or (2) is similar to the reduction made to the salaries provided to all or most other senior executives of the Employer; or

(B) an adverse change in the Executive’s responsibilities and/or duties which constitutes, when compared to the Executive’s responsibilities and/or duties before the Change of Control, a demotion; or

(C) a material loss of title or office; or

(D) the relocation of the offices at which the Executive is principally employed as of the Change of Control to a location more than fifty (50) miles from such offices, which relocation is not approved by the Executive.

(iii) The Executive shall provide the Employer with reasonable notice and an opportunity to cure any of the events listed in Section 6(h)(ii) and shall not be entitled to compensation pursuant to this Section 6(h) unless the Employer fails to cure within a reasonable period; and

(iv) Additional Limitation.

(A) Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Employer or the Holding Companies to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(v) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(vi) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, the Executive shall determine which method shall be followed; provided that if the Executive fails to make such determination within 45 days after the Employer or the Holding Companies have sent the Executive written notice of the need for such reduction, the Employer or the Holding Companies may determine the amount of such reduction in their sole discretion.

For the purposes of this Section 6(h)(iv), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, or any interest or penalties incurred by the Executive with respect to such excise tax.

(B) The determination as to which of the alternative provisions of Section 6(h)(iv) shall apply to the Executive shall be made by an independent accounting firm designated by the Employer to which the Executive has no reasonable objection (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Holding Companies and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employer and the Holding Companies or the Executive. For purposes of determining which of the alternative provisions of Section 6(h)(iv) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Employer and the Holding Companies and the Executive.

(i) Interpretation. It is the intent of the Employer, the Holding Companies and the Executive that the provisions of this Section 6 and all amounts payable to the Executive hereunder meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payment, and the Agreement shall be interpreted and construed in a manner consistent with such intent. Recognizing such intent, the Employer, the Holding Companies and the Executive agree to cooperate in good faith in preparing and executing, at such time as sufficient guidance is available under Section 409A and from time to time thereafter, one or more amendments to this Section 6 as may reasonably be necessary solely for the purpose of assuring that this Section 6 and all amounts payable to the Executive hereunder meet the requirements of Section 409A; provided that no such amendments shall increase the cost to the Employer or the Holding Companies of providing the amounts payable to the Executive hereunder; and provided further that any such amendment that relates to amounts deferred in one or more taxable years beginning before January 1, 2005 shall be rendered null and void to the extent the amendment constitutes a material modification of the Agreement within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 (the “Act”), unless (i) such modifications are pursuant to guidance issued by the U.S. Treasury under Section 885(f) of the Act, or (ii) the parties expressly agree that the amounts deferred prior to 2005 may be treated as deferred after 2004 for purposes of Section 409A due to such amendment.

7. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Employer or the Holding Companies which is of value to the Employer or the Holding Companies in the course of conducting their business and the disclosure of which could result in a competitive or other disadvantage to any of them. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer or the Holding Companies. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer and the Holding Companies with respect to all Confidential Information. At all times, both during the Executive’s employment under this Agreement and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer or the Holding Companies (whichever is appropriate), except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer or the Holding Companies.

(c) Documents, Records, Etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or the Holding Companies or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer or the Holding Companies. The Executive will return to the Employer or the Holding Companies all such materials and property as and when requested by either of them. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Noncompetition and Nonsolicitation. During the Term and for one (1) year thereafter (or during the Termination Benefits Period, if longer), the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly recruiting or otherwise actively soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer); and (iii) will refrain from actively soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer other than actions taken by the Executive in good faith in the ordinary course of business during the Term. Notwithstanding the foregoing, nothing in this Section 7(d) shall restrict the Executive from advertising employment opportunities to the general public or from hiring individuals who have not been directly or indirectly actively solicited, induced or influenced by the Executive to leave employment with the Employer. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business that both (i) has one or more offices or branches located anywhere in any municipality that contains within its borders an office or branch of the Employer or any municipality which is contiguous with a municipality that contains within its borders an office or branch of the Employer and (ii) which is engaged in any business which the Employer or any of its affiliates conducts or plans (as described to the Board of Directors) to conduct at any time during the employment of the Executive. Notwithstanding the foregoing, the Executive may own up to 4.9% of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive at a daily rate of $500 and for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(g) Injunction. The parties agree that it would be difficult to measure any damages caused to either of them which might result from any breach by the other of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the parties agree that if either of them breaches, or proposes to breach, any portion of this Agreement, the other shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to such party.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators provided that the Employer and the Executive shall evenly split the costs of such arbitration, unless the Executive prevails in the arbitration, as determined by the arbitrator, in which case the Employer shall pay for all arbitration fees and costs, including attorneys’ fees. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11. Assignment; Successors and Assigns, Etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

16. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18. Guarantee by the Holding Companies. By the signatures of their authorized officer representatives below, the Holding Companies hereby jointly and severally guarantee the obligations of the Employer to the Executive set forth in this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, the Holding Companies, by their respective duly authorized officers, and by the Executive, as of the Effective Date.

STRATA BANK

/s/ Eugene R. Liscombe
By:	Eugene Liscombe

SERVICE BANCORP, INC.

/s/ Eugene R. Liscombe
By:	Eugene Liscombe, Chairman of the Board

SERVICE BANCORP, MHC

/s/ Eugene R. Liscombe
By:	Eugene Liscombe, Chairman of the Board

EXECUTIVE

/s/ Pamela J. Montpelier
Pamela J. Montpelier

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